Exhibit 99.1

SATELLOS BIOSCIENCE INC.

(FORMERLY, ICO THERAPEUTICS INC.)

SECOND AMENDED AND RESTATED STOCK OPTION

PLAN (2023)

SECTION 1

GENERAL PROVISIONS

1.1          Definitions

For the purpose of this Plan, the following terms shall have the following meanings:

(a)	"Acceleration Event" has the meaning ascribed thereto in Section 2.8(b);

(b)	"Administrative Guidelines" means the administrative guidelines relating to this Plan, which may include guidelines regarding the terms, limitations, restrictions and conditions for the grant of Options, as may be approved by the Board from time to time;

(c)	"Administrator" means, initially, the chief financial officer of the Company and thereafter shall mean such director, officer or employee of the Company as may be designated from time to time, as Administrator by the Board;

(d)	"Award Date" means, in respect of a particular Option, the date on which the Board grants the Option;

(e)	"Blackout Period" means any period during which a policy of the Company prohibits or prevents any Optionholder from exercising an Option or trading in securities of the Company;

(f)	"Board" means the board of directors of the Company;

(g)	"business day" means a day other than Saturday, Sunday or any other day which is a statutory holiday in British Columbia or on which the Common Shares are not available for trading on the facilities of the Exchange;

(h)	"Cause" has (i) the meaning ascribed thereto in the written employment agreement between the Company and the Optionholder or (ii) in the event that there is no such written agreement or Cause is not defined in such agreement, the usual meaning of just cause under the laws (including the common law) of the jurisdiction in which the Optionholder is employed;

(i)	"Common Shares" means the common shares of the Company as currently constituted;

(j)	"Company" means Satellos Bioscience Inc. (formerly, iCo Therapeutics Inc.);

(k)	"Consultant" means:

(i)	an individual (an "Individual Consultant") other than a director, officer or employee of the Company or a subsidiary of the Company that (a) is engaged to provide, on an ongoing basis, consulting, technical or other services to the Company or a subsidiary of the Company, other than services provided in relation to a distribution, (b) provides the services under a written contract with the Company or a subsidiary of the Company, (c) in the reasonable opinion of the Board, spends or will spend a significant amount of time and attention on the affairs and business of the Company or any of its subsidiaries and (d) has a relationship with the Company that enables such person to be knowledgeable about the business and affairs of the Company; or

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(ii)	any corporation of which an Individual Consultant is an employee or shareholder or any partnership of which an Individual Consultant is an employee or partner;

(1)	"Discounted Market Price" has the meaning ascribed thereto in the TSXV Corporate Finance Manual;

(m)	"Effective Date" means the date that this Plan is adopted by the Company pursuant to a resolution of the Board;

(n)	"Eligible Person" means, subject to all applicable laws, any director, officer, employee (whether part-time or full-time) or Consultant of the Company or a subsidiary of the Company;

(o)	"Exchange" means the TSX Venture Exchange;

(p)	"Exchange Hold Period" means a four month resale restriction imposed by the Exchange on:

(i)	the Common Shares issued upon the exercise of an Option held by an Insider; and

(ii)	the Options granted under this Plan with an exercise price that is less than the applicable Market Price.

(q)	"Exercise Notice" means the notice to be delivered to the Administrator in connection with the exercise of all or any portion of an Option, in the form set out as Schedule "B" hereto, duly executed by the holder thereof;

(r)	"Exercise Price" means the price at which an Option may be exercised as determined in accordance with Section 2.3;

(s)	"Insider" means (i) a director or senior officer of the Company, (ii) a director or senior officer of a company that is an Insider or subsidiary of the Company, (iii) a person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Company; or (iv) the Company itself if it holds any of its own securities;

(t)	"Investor Relations Activities" has the meaning ascribed to such term in the TSXV Corporate Finance Manual;

(u)	"ISO" has the meaning ascribed to such term in Section 2.9;

(v)	"Market Price" has the meaning ascribed to such term in the TSXV Corporate Finance Manual;

(w)	"Option" means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of this Plan;

(x)	"Option Certificate" means, with respect to any Option, a certificate evidencing such Option in the form set out as Schedule "A" hereto or such other form as may be approved by the Board at the time of the grant of the Option;

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(y)	"Optionholders" means the holders of Options granted under this Plan and "Optionholder" means any one of them;

(z)	"Original Plan" has the meaning ascribed to such term in Section 1.4;

(aa)	"Personal Representative" means:

(i)	in the case of a deceased Optionholder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Optionholder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Optionholder;

(bb)	"Plan" means this stock option plan, as it may be amended from time to time;

(cc)	"Share Capital Event" has the meaning ascribed to such term in Section 2.8(a);

(dd)	"subsidiary" of any issuer means a person that is controlled by the issuer or is controlled by the same person that controls the issuer, where a person shall be considered to control another a person as such expression is interpreted in Part 2, Division 4 of National Instrument 45-106 — Prospectus and Registration Exemptions;

(ee)	"U.S. Participant" means an Eligible Person who is a citizen or resident of the United States; and

(ff)	"U.S. Tax Code" means the Internal Revenue Code of 1986, as amended, of the United States.

1.2          Interpretation

(a)	Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

(b)	This Plan is established under and the provisions of this Plan shall be interpreted and construed in accordance with the laws of British Columbia.

1.3          Purpose

The purpose of this Plan is to promote the interests of the Company by (i) providing Optionholders with additional incentive, (ii) increasing the proprietary interest of Optionholders in the success of the Company, (iii) encouraging the Optionholders to continue to act as a director, officer, employee or Consultant, as the case may be, of the Company or a subsidiary of the Company and (iv) attracting new directors, officers, employees and Consultants.

1.4          Amended and Restated

This Plan amends and restates in its entirety, as of the Effective Date, the previous amended and restated option plan of the Company dated effective as of December 30, 2020 (the “Previous Plan”), last approved by the Company’s shareholders on June 16, 2022, which amended and restated the 2012 stock option plan of the Company, approved by the Company's shareholders on May 11, 2012 (the "Original Plan"). Any reference to "Plan" in the Original Plan or the Previous Plan and any document delivered in connection therewith, or pursuant thereto, will mean this Plan, as amended and restated hereby.

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1.5          Administration

(a)	This Plan shall be administered by the Board or a committee of the Board consisting of not less than three directors duly authorized by the Board to administer this Plan; provided, however, that a committee of the Board shall not have the authority to terminate or amend this Plan in accordance with Section 3.1. If a committee is authorized for this purpose, all references to the Board (except references to the Board in Section 3.1) will be deemed to be references to such committee.

(b)          Subject to the limitations of this Plan, the Board shall have the authority:

(i)	to grant Options to purchase Common Shares to Eligible Persons;

(ii)	to determine the terms, limitations, restrictions and conditions respecting such Options;

(iii)	to interpret this Plan and to adopt, amend and rescind such Administrative Guidelines and other rules and regulations relating to this Plan as it shall from time to time deem advisable;

(iv)	to construe and interpret this Plan and the Options granted thereunder; and

(v)	to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable.

(c)	The interpretation by the Board of any of the provisions of this Plan and any determination by it pursuant thereto shall be final and conclusive and shall be binding on all Optionholders, the Company and any subsidiary of the Company and shall not be subject to any dispute by any Optionholder or Eligible Person. No member of the Board or any person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination in connection with this Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification by the Company in respect of any claim, loss, damage or expense (including legal fees and disbursements) arising with respect to any such action or determination to the fullest extent permitted by law.

1.6          Compliance with Legislation

(a)	This Plan, the grant and exercise of Options hereunder and the Company's obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial, territorial and foreign laws, rules and regulations, including all applicable corporate, securities and income tax laws (including any applicable provisions of the Income Tax Act (Canada), the U.S. Tax Code and income tax legislation of any other jurisdiction (including any jurisdiction within Canada or the United States, such as a province, state or territory) and the regulations thereunder), in each case as the same may from time to time be amended, the rules and regulation of any stock exchange on which the Common Shares are listed for trading and to such approvals by any regulatory authority or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obliged by any provision of this Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of this Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. In addition, the Company shall have no obligation to issue any Common Shares pursuant to this Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Optionholders pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws and, if deemed necessary or expedient by the Board, the certificates representing the Options or Common Shares issued upon the exercise of Options shall have a legend pertaining to such restriction.

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(b)	Without limiting the generality of the foregoing or any other provision hereof, (i) the Company may take such steps and require such documentation from Optionholders as the Board may from time to time in good faith determine are necessary or desirable to ensure compliance with all applicable laws and the terms of this Plan and (ii) in taking any action under this Plan, or in relation to any rights or benefits hereunder, the Company and each Optionholder shall comply with all provisions and requirements of any income tax legislation or regulations of any jurisdiction which may be applicable to the Company or holder, as the case may be.

(c)	The Company may withhold and deduct, or cause to be withheld and deducted, any amount the Company is required by applicable law to withhold or deduct on account of income taxes or other deductions required by any Canadian or foreign, federal, provincial, territorial, state or local taxing authorities or other amounts required by law to be withheld in relation to the grant or exercise of any Option under this Plan.

(d)	The Company shall have the right to require, in connection with exercise of any Option, payment by the applicable Optionholder of any amount the Company is required to withhold or deduct as contemplated in Section 1.6(c) in order to satisfy all tax obligations, including withholding obligations, in connection with such exercise and any payment or benefit under this Plan in respect thereof.

(e)	The Company shall have the right to sell, or arrange for the sale, in the market or as the Company may determine, on behalf of any Optionholder, such portion of any Common Shares issuable to such Optionholder on exercise of any Option as the Company may determine, in order to realize net cash proceeds sufficient to permit the Company to pay any amount the Company is required to withhold or deduct as contemplated in Section 1.6(c) (the "Tax Withholding Amount") and shall have the right to withhold, or cause to be withheld, or deduct, or cause to be deducted, from such proceeds any or all of such Tax Withholding Amount. Unless the Board otherwise determines, such Optionholder shall be responsible for paying all transaction costs, including brokerage commissions or similar fees (collectively, the "Transaction Costs"), in connection with such sales and the Company may authorize any investment bank or other person selling Common Shares on behalf of such Optionholder to sell additional Common Shares on behalf of such Optionholder in order to realize sufficient proceeds to pay such Transaction Costs and such investment bank or other person shall be entitled to so sell such additional shares on behalf of the such Optionholder and deduct from the proceeds of such sale such Transaction Costs. If any investment bank or other person sells any Common Shares on behalf of an Optionholder as contemplated in this Section 1.6(e), any net amount after deduction of the Tax Withholding Amount and Transaction Costs shall be paid to the Optionholder.

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(f)	The Company may take such other action as the Board may consider advisable to enable the Company and any Optionholder to satisfy obligations for the payment of withholding or other tax obligations in connection with the grant or exercise of any Option under this Plan.

(g)	Each Optionholder (or the Optionholder's legal representatives) shall bear and be responsible for any and all income or other tax imposed in respect of the grant and exercise of any Option under this Plan and in respect of any amount payable to or benefit received or deemed to be received by such Optionholder (or legal representative) under this Plan. Each Optionholder shall be responsible for reporting and paying all income and other taxes applicable to or payable in respect of any Option granted to the Optionholder, any exercise of such Option, and any transactions involving Common Shares which may be issued on exercise of any Option, and any dividends or distributions in respect thereof, or proceeds from any sale or disposition thereof, including, without limitation, any taxes payable in respect of any sale or disposition of Common Shares made by or on behalf of the holder (including as contemplated in Section 1.6(e)).

(h)	If the Company does not withhold any amount or require payment of an amount by an Optionholder (or legal representative) sufficient to satisfy all income tax obligations referred to in Section 1.6(c), the Optionholder (or legal representative) shall forthwith make reimbursement, on demand, in cash, of any amount paid by the Company in satisfaction of any such obligation.

1.7          Effective Date

(a)	This Plan is effective on the Effective Date.

(b)	Notwithstanding Section 1.7(a), this Plan is subject to the approval of the Exchange and the affirmative vote of a majority of the votes attached to the Common Shares of the Company held by disinterested shareholders entitled to vote and represented and voted at an annual or special meeting of the holders of such Common Shares held, among other things, to consider and approve this Plan, and, until such approvals are obtained, Options granted under this Plan shall not be exercisable.

1.8          No Fractional Shares

No fractional Common Shares shall be issued upon the exercise of Options and, accordingly, if an Optionholder would otherwise become entitled to a fractional Common Share upon the exercise of an Option, such Optionholder shall only have the right to purchase the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

1.9          Miscellaneous

(a)	Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements.

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(b)	Nothing contained in this Plan or any Option granted hereunder shall be deemed to give any Optionholder any interest or title in or to any Common Shares of the Company or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in this Plan and pursuant to the exercise of any Option granted hereunder.

(c)	Participation in this Plan is voluntary and this Plan does not give any Eligible Person the right or obligation to or to continue to serve as a director, officer, employee or Consultant, as the case may be, of the Company or any subsidiary of the Company. The granting of Options to any Eligible Person is a matter to be determined in the discretion of the Board. This Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Common Shares or any other securities in the capital of the Company or any of its subsidiaries other than as specifically provided for in this Plan.

(d)	The grant of any Option shall be conditional upon the Eligible Person to whom such Option is granted completing, signing and delivering to the Company all documents as may be required by any regulatory authorities having jurisdiction over the Company.

(e)	The Board shall have the authority to adopt such sub-plans, procedures and guidelines as may be necessary or desirable to comply with provisions of the laws of any country in which the Company or its subsidiaries may operate to assure the viability of the benefits from Options granted to Optionholder performing services in such country to meet the objectives of this Plan.

SECTION 2
OPTIONS

2.1          Previously Granted Options

All the outstanding stock options that were previously granted by the Company pursuant to the Original Plan and the Previous Plan shall, effective as of the Effective Date, be governed by and subject to the terms of this Plan.

2.2          Grants and Eligibility

Options may be granted under this Plan to any Eligible Person. Subject to the provisions of this Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to or in variation of those set forth in Section 2.5, applicable to the exercise of an Option. The Company may grant Options under this Plan to an Eligible Person on more than one occasion. In the case of Options granted to employees or Consultants of the Company, the Company must represent in the applicable Option Certificate that such employee or Consultant is a bona fide employee or Consultant of the Company or a subsidiary of the Company.

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2.3          Exercise Price

(a)	The exercise price of any Option granted under this Plan shall be determined by the Board at the time of grant; provided, however, that the exercise price of any Option granted under this Plan shall not be less than:

(i)	at any time during which the Common Shares are listed and posted for trading on the Exchange, the Discounted Market Price (as calculated on the date of grant); and

(ii)	at any other time, the fair market value of the Common Shares as determined by the Board in its sole discretion, subject to the rules and regulations of any regulatory authority, including any organized trading facility on which the Common Shares are listed and posted for trading, having jurisdiction over the Company.

2.4          Number of Common Shares Reserved for Issuance

(a)	Subject to adjustment pursuant to section 2.8(a), the maximum number of Common Shares issuable under this Plan shall not exceed 18,300,000 Common Shares. Notwithstanding the foregoing, the number of Common Shares underlying Options that have been settled in cash, cancelled, terminated, surrendered, forfeited or expired without being exercised, and pursuant to which no Common Shares have been issued, shall not reduce the number of Common Shares issuable under this Plan and shall again be available for issuance hereunder.

(b)	Without limiting the generality of Section 2.4(a):

(i)	The total number of Options awarded to any one individual in any twelve month period shall not exceed 5% of the issued and outstanding Common Shares of the Company at the Award Date unless the Company has obtained disinterested shareholder approval as required by the Exchange.

(ii)	The total number of Options awarded to any one Consultant of the Company in any twelve month period shall not exceed 2% of the issued and outstanding Common Shares of the Company at the Award Date unless consent is obtained from the Exchange.

(iii)	The total number of Options awarded to all persons retained by the Company to provide Investor Relations Activities shall not exceed 2% of the issued and outstanding Common Shares of the Company, in any twelve month period, calculated at the Award Date unless consent is obtained from the Exchange. Options granted to persons retained to provide Investor Relations Activities will vest in stages over not less than 12 months with no more than one quarter of the Options vesting in any 3 month period.

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2.5          Expiry Date and Vesting Schedule

(a)	The Board shall establish the expiry date of an Option at the time each Option is granted, subject to the following conditions:

(i)	the Option will expire upon the occurrence of any event set out in Sections 2.6(a) to 2.6(d) and at the time period set out therein;

(ii)	an Option can be exercisable for a maximum of 10 years from the Award Date, unless prohibited by the Exchange's policies or rules and regulations of the applicable regulatory authorities.

(b)	Any additional terms, conditions and limitations relating to the exercise of any Option granted under this Plan, including terms, conditions and limitations providing that an Option may not be exercised except in accordance with terms, condition and limitations based on the passage of time, the satisfaction of performance criteria relating to the Company or holder of such Option or any combination thereof, shall be determined by the Board at the time of grant; provided, however, that all Options must vest in stages over a period of at least 18 months, with no more than 1/4 of any such Options vesting in any three month period.

(c)	Subject to the requirement set forth in Section 2.5(b) that all Options must vest in stages over a period of at least 18 months, with no more than 1/4 of any such Options vesting in any three month period, the Board may, in its sole discretion (and notwithstanding any terms, conditions or limitations relating to an Option previously imposed by the Board), allow any Optionholder to purchase all or any of the Common Shares reserved for issuance in connection with the exercise of an Option if the Board determines to permit the holder of such Option to exercise certain of its rights to acquire Common Shares under such Option.

2.6          Termination of Options

An Option granted under this Plan will terminate on the earlier of (i) the expiry date established with respect to such Option pursuant to Section 2.5 or (ii) the date, if applicable, established by Sections 2.6(a) to 2.6(d) below:

(a)	Death

If an Optionholder dies prior to the expiry of any Option granted to such Optionholder, the termination date for any vested portion or portions of such Options will be the date that is one year after the date of the Optionholder's death. The termination date for any unvested portion of such Options will be the date of the Optionholder's death.

(b)	Disability

If an Optionholder becomes permanently disabled prior to the expiry of any Option granted to such Optionholder and ceases to be an Eligible Person as a consequence of such disability, the termination date for any vested portion or portions of such Options will be the date that is six months after the Optionholder ceases to be an Eligible Person. The termination date for any unvested portion of such Options will be the date on which the Optionholder ceases to be an Eligible Person.

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(c)	Ceasing to be an Eligible Person

If an Optionholder ceases to be an Eligible Person prior to the expiry of any Option granted to such Optionholder for reasons other than death or permanent disability, the termination date for any vested portion of such Options will be the date that is 90 days after the date on which the Optionholder ceases to be an Eligible Person; provided, however, that:

A.	the termination date for any Options granted to an Eligible Person employed to provide Investor Relation Activities will be the date that is 30 days after the date on which the Optionholder ceases to be an Eligible Person; and

B.	if the Optionholder ceases to be an Eligible Person as a result of being terminated for Cause, in the case of an employee, ceasing to meet the qualifications for such position under applicable law or being removed from office in accordance with applicable law, in the case of a director or officer, the termination date will be the date on which the Optionholder ceases to be an Eligible Person.

The termination date for any unvested portion of such Options will be the date on which the Optionholder ceases to be an Eligible Person.

(ii)	An Optionholder shall be considered to have ceased to be an Eligible Person on (x) the actual date of termination of employment, in the case of an employee, (y) on the date the Optionholder ceases to hold office, in the case of a director or officer and (z) on the termination date of the Optionholder's contract as a consultant, in the case of a Consultant; provided, however, that if an Optionholder gives notice of resignation as a director, officer, employee or Consultant of the Company or a subsidiary of the Company or is given notice of termination of employment or engagement by the Company or a subsidiary of the Company, the Optionholder shall be considered to have ceased to be an Eligible Person on the date on which the Optionholder ceases actually to actively perform the duties of the Optionholder's position as a director, officer or employee, or provide services as a Consultant, as applicable, and for greater certainty, such date shall not be extended or deemed to be extended to take into account any period during which the Optionholder is in receipt or eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payment following the date the Optionholder ceases actively to provide duties for or provide services to the Company or a subsidiary of the Company. A change in the duties, title or office of an Optionholder, in the case of a director, officer or employee, or an amendment, renewal or expiry of the contract which governs the provision of services by an Optionholder, in the case of a Consultant, shall not constitute that Optionholder ceasing to be an Eligible Person, except as may be otherwise determined by the Board.

(d)           Black-Out Periods

Notwithstanding anything to the contrary in this Section 2.6(d), should the expiry date for an Option fall within a Blackout Period, or within nine (9) business days following the expiration of a Blackout Period, such expiry date shall be automatically extended without any further act or formality to that day which is the tenth (10th) business day after the end of the Blackout Period, such tenth business day to be considered the expiry date for such Option for all purposes under the Plan.

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2.7          Additional Terms

Subject to all applicable securities laws and the rules and regulations of any regulatory authority, including any organized trading facility on which the Common Shares are listed and posted for trading, having jurisdiction over the Company, the Board may attach such other terms, conditions and limitations to any Option granted under this Plan as the Board may deem appropriate at the time of grant.

2.8          Adjustments and Change of Control

(a)	If at any time the Common Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for (any of the foregoing events, a "Share Capital Event"), then the number and kind of shares available for issuance under this Plan and any Option that remains unexercised with respect to any Common Shares underlying the Option (including the number and kind of shares subject to outstanding Options and the Exercise Price of such Options), shall be adjusted by the Board in accordance with such Share Capital Event in the manner the Board in its sole discretion deems appropriate as equitably necessary to prevent dilution or enlargement of the rights of Eligible Holders under the Plan that otherwise would result from such Share Capital Event (subject to applicable laws and regulatory requirements). No fractional shares shall be issued upon the exercise of the Options and accordingly, if as a result of the Share Capital Event, an Optionholder would become entitled to a fractional share, such Optionholder shall have the right to purchase only the next lowest whole number of shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Additionally, no lots of Common Shares in an amount less than 100 Common Shares shall be issued upon the exercise of the Options unless such amount of Shares represents the balance left to be exercised under the Options.

(b)	If at any time when an Option remains unexercised with respect to any Common Shares underlying the Option:

(i)	the Company seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event; or

(ii)	a third party makes a bona fide formal offer or proposal to the Company or its shareholders which, if accepted, would constitute an Acceleration Event;

the Company shall notify the Optionholder in writing of such transaction, offer or proposal as soon as practicable and: (i) the Board may permit the Optionholder to exercise the Option, as to all or any of the Common Shares in respect of which such Option has not previously been exercised (regardless of any vesting restrictions), during the period specified in the notice (but in no event later than the expiry date of the Option), so that the Optionholder may participate in such transaction, offer or proposal; and (ii) the Board may require the acceleration of the time for the exercise of the Option and of the time for the fulfilment of any conditions or restrictions on such exercise. Any proposed acceleration of vesting provisions is subject to the policies and necessary approvals of the Exchange, if applicable.

For the purposes of this Plan an "Acceleration Event" means:

(iii)	the acquisition by any person or any persons acting jointly or in concert, directly or indirectly, of beneficial ownership of more than 50% of the outstanding voting securities of the Company, by means of a take-over bid or otherwise;

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(iv)	any plan of arrangement, amalgamation, consolidation, merger or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(v)	any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(vi)	the approval by the shareholders of the Company of any plan of liquidation or dissolution of the Company; or

(vii)	any other transaction that is deemed to be an "Acceleration Event" for the purposes of this Plan by the Board in its sole discretion.

(c)	Notwithstanding any other provision of this Plan or the terms of any Option, if at any time when an Option remains unexercised with respect to any Common Shares underlying the Option and the Company completes any transaction which constitutes an Acceleration Event, all outstanding unvested Options shall automatically vest.

2.9          U.S. Participants

(a)	Any Option granted under this Plan to a U.S. Participant may be an incentive stock option within the meaning of the Section 422 of the U.S. Tax Code (an "ISO"), but only if so designated by the Company in the Option Certificate. No provision of this Plan, as it may be applied to a U.S. Participant with respect to Options which are designated as ISOs, shall be construed so as to be inconsistent with any provision of Section 422 of the Code or the Treasury Regulations thereunder. Grants of Options to U.S. Participants which are not designated as or otherwise do not qualify as ISOs will be treated as nonstatutory stock options for U.S. federal tax purposes. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISOs granted to each U.S. Participant:

(i)	ISOs shall only be granted to individual U.S. Participants who are, at the time of grant, employees of the Company within the meaning of the Code;

(ii)	any director of the Company who is a U.S. Participant shall be ineligible to vote with respect to the granting of such Option;

(iii)	the aggregate fair market value (determined as of the time an ISO is granted) of the Common Shares subject to ISOs exercisable for the first time by a U.S. Participant during any calendar year under this Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Company shall not exceed One Hundred Thousand Dollars in U.S. funds (U.S.$100,000);

(iv)	the exercise price of an ISO granted to a U.S. Participant pursuant to this Plan shall be not less than fair market value of the Common Shares at the time such ISO is granted (unless such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code);

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(v)	if any U.S. Participant to whom an ISO is to be granted under this Plan at the time of the grant of such ISO is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, then the following special provisions shall be applicable to the ISO granted to such individual:

•	the exercise price of such ISO shall not be less than 110% of the fair market value of one Common Share at the time of grant; and

•	the ISO shall expire no later than five years after the date of grant;

(vi)	no ISO may be granted to a U.S. Participant following the date which is 10 years after the earlier of (i) the Effective Date and (ii) the date on which this Plan is approved by the shareholders of the Company;

(vii)	no ISO granted to a U.S. Participant under this Plan shall become exercisable unless and until this Plan shall have been approved by the shareholders of the Company; and

(viii)	the maximum number of Common Shares which may be issued under this Plan as ISOs shall not exceed 5% of the total number of Common Shares issued and outstanding (on a non-diluted basis) at the time of any grant.

(b)	Options may be granted under this Plan to Consultants in the United States only if such Consultants are natural persons providing bona fide services to the Company or a majority-owned subsidiary of the Company and such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities.

2.10        Incorporation of Terms of Stock Option Plan

Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of each Option granted under this Stock Option Plan.

2.11        Exercise of Options

(a)	An Option may be exercised only by the Optionholder or the Personal Representative of such Optionholder. An Option may be exercised, in whole or in part (subject to any applicable exercise restrictions), at any time or from time to time up to 5:00 p.m. (Vancouver time) on its expiry date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased pursuant to the exercise of the Option.

(b)	As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Optionholder (or the Personal Representative of such Optionholder) a share certificate for the Common Shares so purchased. If the number of Common Shares so purchased is less than the number of Common Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Optionholder (or the Personal Representative of such Optionholder) concurrently with delivery of the aforesaid share certificate for the balance of the Common Shares available under the Option.

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2.12        Exchange Hold Period's and Resale Restrictions

If required by the policies of the Exchange, the certificate representing the Options and any certificate representing Common Shares issued upon the exercise of such Options (if exercised prior to the expiry of the Exchange Hold Period) will bear the following Exchange Hold Period legend:

"Without prior written approval of TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert date that is four months and a day after the distribution date]."

2.13        Assignment of Options

Options shall not be transferable or assignable; provided, however, that the Personal Representative of an Optionholder may exercise an Option in accordance with its terms.

SECTION 3

AMENDMENT AND TERMINATION

3.1          Amendment

(a)	Subject to paragraphs (b) and (c) and any applicable regulatory approval, the Board may from time to time amend this Plan and the terms and conditions of any Option previously awarded or thereafter to be awarded, without consent or approval from any Optionholder or shareholder of the Company, and, without limiting the generality of the foregoing, may make such amendments for the purpose of complying with any changes in any relevant law, Exchange policy, rule or regulation applicable to this Plan, any Option or the Common Shares, or for any other purpose which the Board may deem desirable or necessary and may be permitted by all relevant laws, rules and regulations, provided always that any such amendment shall not materially impair any right of any Optionholder pursuant to any Option awarded prior to such amendment.

(b)	Notwithstanding any provisions to the contrary, the Board may only amend the provisions of this Plan relating to the following if the Board obtains the approval of the shareholders of the Company in respect thereof:

(i)	persons eligible to be granted Options under this Plan;

(ii)	the maximum number or percentage of Common Shares reserved for issuance upon exercise of Options available under this Plan;

(iii)	the limitations on grants of Options to any one person, Insiders, Consultants, or persons involved in Investor Relations Activities;

(iv)	the method for determining the Exercise Price for Options;

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(v)	the maximum term of Options;

(vi)	the expiry and termination provisions applicable to Options; or

(vii)	any amendment to this section 3.1.

(c)	If required by exchange policies, the Company will obtain disinterested shareholder approval of Options if this Plan, together with any other share-based compensation arrangement, could result at any time in:

(i)	the aggregate number of Common Shares reserved for issued under Options granted to Insiders (as a group) exceeding 10% of the issued Common Shares;

(ii)	the grant to Insiders (as a group), within a 12-month period, of an aggregate number of Options exceeding 10% of the issued Common Shares, calculated at the date an option is granted to any Insider;

(iii)	the issuance to any one Optionholder, within a 12-month period, of a number of Common Shares reserved for issuance under Options exceeding 5% of the issued Common Shares; or

(iv)	the Company is decreasing the Exercise Price of Options previously granted to Insiders, extending the term of an Option previously granted to Insiders or is otherwise amending an Option in a manner that results in a benefit to an Insider.

3.2          Shareholder Approval

This Plan must be approved by the Company's shareholders as set forth in Section 1.7(b).

3.3          Termination

The Board may terminate this Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Optionholder pursuant to any Option awarded prior to the date of such termination and notwithstanding such termination, the Company, such Options and such Optionholders shall continue to be governed by the provisions of this Plan.

SCHEDULE A

OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of the Second Amended and Restated Stock Option Plan (2023) (the "Plan") of Satellos Bioscience Inc. (the "Company") and evidences that __________________ (the "Optionholder") is the holder of an option (the "Option") to purchase up to _______ common shares (the "Common Shares") in the capital stock of the Company at a purchase price of $______ per Common Share (the "Exercise Price"). The Award Date of this Option is __________. Subject to the provisions of this Plan, the expiry date of this Option is ___________ (the "Expiry Date"). All capitalized terms used but not defined herein shall have the meaning ascribed thereto in this Plan.

Additional Terms

The Option will vest as follows:

____% immediately upon grant, allowing the holder of the Option to purchase up to __________________ Common Shares at the Exercise Price;

____% on _______________________, allowing the holder of the Option to purchase up to __________________ additional Common Shares at the Exercise Price;

____% on _______________________, allowing the holder of the Option to purchase up to __________________ additional Common Shares at the Exercise Price; and

____% on _______________________, allowing the holder of the Option to purchase up to __________________ Common Shares at the Exercise Price.

Other than as disclosed above, this Option may be exercised at any time up to 5:00 p.m. (Vancouver time) on the Expiry Date, by delivering to the Administrator of this Plan (i) an Exercise Notice, (ii) this Certificate and (iii) a cheque or bank draft payable to "Satellos Bioscience Inc." in an amount equal to the aggregate of the Exercise Price of the Common Shares in respect of which this Option is being exercised.

[The Company hereby represents that the Optionholder is a bona fide [director/employee/consultant] of the Company.]

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in this Plan. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of this Plan and the records of the Company shall prevail.

SATELLOS BIOSCIENCE INC.

By:		Dated:
Name:
Title:

SCHEDULE B

EXERCISE NOTICE

To:          Administrator of the Stock Option Plan

Satellos Bioscience Inc.

200 Bay Street, Suite 2800

Toronto, Ontario

M5J 2J1

Pursuant to the an option (the "Option") to acquire common shares of Satellos Bioscience Inc. (the "Company") granted to the undersigned by the Company on _______________ pursuant to the Second Amended and Restated Stock Option Plan (2023) (the "Plan") of the Company, the undersigned hereby gives notice to the Company of the exercise by the undersigned of the option to acquire and hereby subscribes for (cross out applicable item):

(a)          all of the Common Shares which may be purchased under the Option; or

(b)          ______________ of the Common Shares which may be purchased under the Option.

Calculation of Total Exercise Price:

(i)           number of Common Shares to be acquired on exercise:________ Common Shares

(ii)          times the Exercise Price per Common Share: $

TOTAL EXERCISE PRICE, enclosed herewith: $

The undersigned tenders herewith a cheque or bank draft (circle one) in the amount of $___________ payable to Satellos Bioscience Inc. in an amount equal to the total exercise price for the Common Shares being purchased, as calculated above, and directs the Company to issue the share certificate evidencing such Common Shares in the name of the undersigned to be mailed to the undersigned at the following address:

DATED the__________day of _______________________, ________

Signature of Witness	Signature of Optionholder

Name of Witness (please print)	Name of Optionholder (please print)